Exhibit 99.1
BELL MICROPRODUCTS RECEIVES DECISION OF NASDAQ
LISTING AND HEARING REVIEW COUNCIL
SAN JOSE, Calif., August 29, 2007 — Bell Microproducts Inc. (Nasdaq: BELM) today announced that it has received the decision of the Nasdaq Listing and Hearing Review Council on the Company’s appeal of the February 21, 2007 decision of the Nasdaq Listing Qualifications Panel. The Council found that the Panel’s decision to grant the Company’s request for continued listing on the Nasdaq Stock Market and to extend that time, until May 22, 2007, to allow the Company to become compliant with Nasdaq’s continued listing requirements, was appropriate at the time that it was rendered. In addition, the Council has granted the Company an extension until October 22, 2007, to become compliant with Nasdaq’s continued listing requirements. After that date, the Company’s securities are subject to being delisted from trading on the Nasdaq Global Market, however, the Company believes that additional time may be granted by Nasdaq should it be necessary.
The Company’s common stock continues to trade on the Nasdaq Global Market under the symbol “BELM.” The Company is working diligently to complete its financial restatements in order to comply with the filing requirements of the Securities and Exchange Commission.
About Bell Microproducts
Bell Microproducts is an international, value-added distributor of a wide range of high-tech products, solutions and services, including storage systems, servers, software, computer components and peripherals, as well as maintenance and professional services. An industry-recognized specialist in storage products, this Fortune 1000 company is one of the world’s largest storage-centric value-added distributors.
Bell Microproducts is uniquely qualified with deep technical and application expertise to service a broad range of information technology needs. From design to deployment, its products are available at any level of integration, from components to subsystem assemblies and fully-integrated, tested and certified system solutions. More information can be found in the Company’s SEC filings, or by visiting the Bell Microproducts Web site at www.bellmicro.com.